Exhibit 2.1

AGREEMENT FOR THE PURCHASE AND SALE OF BUSINESS

ASSETS AND REAL ESTATE LOCATED AT 13516 TOWNLINE RD.,

GREEN VALLEY, ILLINOIS

SELLER: Autumn Accolade, Inc.

and DEBORAH S. PENN., as Trustee of the DENTON M. PENN JR. TRUST dated October 8, 2012 and DEBORAH S. PENN, as Trustee of the DEBORAH S. PENN TRUST dated October 8, 2012

13516 Townline Rd.

Green Valley, Illinois 61534

denton_penn@comcast.net

BUYER: Assisted 4 Living, Inc. 5115 FL-64 Bradenton, Florida 34208 Attention: Louis Collier lcollier@assisted4living.com
SELLER’S Attorney: Valerie M. Moehle 410 Broadway; P. O. Box 875 Pekin, Illinois 61554 vmoehle@msandllegal.com	BUYER’S Attorney: Angela Humphreys and Price W. Wilson 150 Third Ave. South, Suite 2800, Nashville, Tennessee 37201 ahumphreys@bassberry.com and PWilson@bassberry.com

THIS AGREEMENT, is entered into on the date last signed as provided on the signature page hereof (the “Agreement Date”) by and between Autumn Accolade, Inc., (“ASSET SELLER”), Deborah S. Penn, as Trustee under the provisions of a Trust Agreement dated October 8, 2012, and known as the Denton M. Penn Jr. Trust, as to an undivided one-half interest; Deborah S. Penn, as Trustee under the provisions of a Trust Agreement dated October 8, 2012, and known as the Deborah S. Penn Trust, as to an undivided one-half interest (“RE SELLER”) and Assisted 4 Living, Inc., hereinafter called BUYER. ASSET SELLER and RE SELLER are collectively referred to as SELLER.

ASSET SELLER owns an assisted living business, known as Autumn Accolade (hereinafter referred to as “the Business”). In conjunction with the operation of the Business, Seller owns various assets (collectively “Assets”), including: the goodwill, equipment, machinery, furniture, fixtures, inventory, tangible personal property and other assets of the Business as more fully described in paragraph 1. The Business is located at the Premises. “Assets” specifically includes all Assets that are located at, on or within the Premises including those assets that are affixed to the Premises.

RE SELLER is the owner in fee simple of the following described real estate upon which the Assets are located:

Part of Parcel “L” of the Southeast Quarter of Section 33, Township 24 North, Range 5 West of the Third Principal Meridian, as shown by plat recorded in Plat Book “T”, page 605 and part of Parcel “J” of the Southeast Quarter of Section 33, Township 24 North, Range 5 West of the Third Principal Meridian, as shown by plat recorded in Plat Book “T”, page 573, described as follows: Beginning at the Northwest corner of said Parcel “L”; thence East along the North line of said Parcel “L”, a distance of 437.3 feet; thence South and parallel to the West line of said Parcel “L” to the South line of said Parcel “J”; thence West along the South line of said Parcel “J” to the Southwest corner of said Parcel “L”; thence North along the West line of said Parcel “L” to the Point of Beginning; EXCEPTING THEREFROM The North Thirty-three (33) feet of even width of the West 437 feet of said Parcel “L”, also except any part take or used for roadway purposes, situated in Tazewell County, Illinois.

P.I.N.: 10-10-33-400-029

Commonly known as: 13516 Townline Road, Green Valley, IL 61534 (the “Premises”).

Assets owned by RE SELLER and specifically included in the definition of the “Premises” include (i) those certain tracts or parcels of land described above on which the Premises are located (the “Land”), (ii) the buildings, improvements, facilities, fixtures, amenities, building systems, structures, driveways, walkways, sideways, parking areas, landscaped areas and other improvements constructed or under construction on the Land, (iii) all right, title and interest of RE SELLER, if any, in and to any alleys, strips or gores adjoining the Land, and any easements, rights-of-way or other interests in, on, under or to, any land, highway, street, road, right-of-way or avenue, open or proposed, in, on, under, across, in front of, abutting or adjoining the Land, and all right, title and interest of RE SELLER, if any, in and to any awards for damage thereto by reason of a change of grade thereof, (iv) any action for condemnation, eminent domain or similar proceeding instituted on or after the date hereof, and all other accessions, appurtenant rights, privileges, appurtenances and all the estate and rights of RE SELLER in and to the Land and the improvements thereon, as applicable, or otherwise appertaining to any of the property described in the immediately preceding clauses (i), (ii), and/or (iii), and (v) equipment, machinery, furniture, fixtures, inventory, personal property and other assets owned or leased by RE SELLER located in, at or within the Premises.

SELLER agrees to sell and BUYER agrees to buy the Assets and Premises owned by SELLER as more particularly described herein.

WITNESSETH:

1. SALE: For and in consideration of the payments and other covenants and agreements hereinafter provided, SELLER agrees to sell and convey to BUYER in fee simple, free and clear of all encumbrances except those hereinafter expressly provided, by a good and sufficient Bill of Sale and Assignment and Assumption Agreement (Assets by ASSET SELLER) and Deed (Premises by RE SELLER), and BUYER agrees to buy, all Assets of the Business and the Premises, including but not limited to the following:

(a)	The assets, equipment, machinery, furniture, and fixtures listed on Addendum “A”, attached hereto, and any other such assets located upon the Premises on the date of Closing and owned by SELLER;
(b)	Resident Agreements;

(c)	All inventory except as stated below;
(d)	The goodwill associated with the Business;
(e)	The business name, “Autumn Accolade”, and any other intellectual property used or held for use in the Business;
(f)	Customer and resident records;
(g)	Supplies, fixtures, telephone listings and lines, telephone directory advertisements, e.g. Yellow Pages, owned or utilized in conjunction with Autumn Accolade;
(h)	Any web domain of Autumn Accolade and website content utilized for the Business;
(i)	All land line and cellular telephone numbers, specifically including but not limited to all business phone numbers;
(j)	Maintenance and service contracts, which are as follows: NONE and
(k)	The Premises.

BUYER acknowledges that the following items are not owned by SELLER and are not included as assets, equipment, machinery, furniture, and fixtures: ECO Water system (leased); and any employee benefit plans. BUYER further acknowledges that it is not purchasing any of the cash, marketable securities, accounts receivables, refunds or other similar cash assets of the Business.

2. PAYMENT: BUYER covenants and agrees to pay as consideration, the sum of $2,300,000.00 to be paid as follows: $110,000.00 to be paid upon the signing of this Agreement as an earnest money deposit by BUYER and held by Moehle, Swearingen & Lobacz, Ltd. (“Escrow Agent”) (The escrow account will not bear interest); $15,000 to be paid upon signing of this Agreement to an account designated by SELLER, which amount shall be non-refundable; and the remaining $2,175,000.00 is to be paid at Closing via wire-transfer to MOEHLE, SWEARINGEN & LOBACZ, LTD. subject to the adjustments set forth herein. Said wire-transfer shall be initiated prior to 10:00 am on the date of Closing.

Upon receipt of a written request by BUYER or SELLER for return or delivery of the earnest money, the holder shall promptly give the other party a copy of the request, and provide both parties a statement of how the holder proposes to distribute the earnest money. If the holder does not receive written objection to the proposed distribution from BUYER or SELLER within ten (10) days from service of the request and statement, the holder may proceed to distribute the earnest money in accordance with the proposed distribution. The BUYER and SELLER instruct the holder of the earnest money that in the event of any dispute regarding the right to the earnest money, the holder shall retain the funds until receipt of joint written instruction from both SELLER and BUYER or Order of court. Alternatively, the holder may interplead any funds held to be distributed by the court upon resolution of the dispute between SELLER and BUYER, and the holder may retain from the funds the amount necessary to reimburse holder for court costs and reasonable attorney fees incurred due to the interpleader. If the amount held is inadequate to reimburse holder for court costs and attorney fees, including fees for self-representation, BUYER and SELLER shall jointly and severally indemnify holder for additional costs and fees incurred.

3. CLOSING DATE: Subject to the satisfaction or waiver of the conditions to closing set forth herein, the closing date for this sale shall take place on or before 30 days after expiration of the Due Diligence Period as set forth in paragraph 29 at 410 Broadway, Pekin, Illinois or before that date by mutual consent; provided, however, in the event that the conditions to closing set forth herein are not satisfied on or before 30 days after expiration of the Due Diligence Period, then the closing shall take place promptly following the satisfaction of the conditions to closing (but in no event less than thirty (30) days thereafter unless otherwise agreed to by the parties). In the event the closing has not taken place by March 31, 2022 (the “Outside Closing Date”), then either party may terminate this Agreement by written notice to the other party so long as such party is not then in breach of this Agreement and, subject to the last sentence in Section 31, the earnest money will be immediately returned to BUYER (unless BUYER is in breach of this Agreement at the time of termination); provided, however, that BUYER may extend the Outside Closing Date up to June 30, 2022 upon written notice to SELLER prior to March 31, 2022 and the payment to SELLER of a non-refundable amount of $20,000, which shall not be applied against the Purchase Price payable hereunder.

4. POSSESSION: Possession of all Assets and the Premises shall be delivered to BUYER at Closing.

5. PURCHASE PRICE ALLOCATION: The purchase price will be allocated in accordance with Section 1060 of the Internal Revenue Code, as amended, in the manner proposed by BUYER prior to Closing, and reasonably agreed to by SELLER (the “Allocation”). The parties hereby agree that the Allocation shall be conclusive and binding on each of them for purposes of federal and, where applicable, state and local tax filings, declarations, returns and reports related to this Agreement, including the reports required to be filed under Section 1060 of the Code. BUYER shall prepare and deliver IRS Form 8594 to SELLER within 90 days after the Closing Date if such form is required to be filed with the IRS. In any proceeding related to any tax, no party to this Agreement shall contend or represent that such Allocation is not correct.

6. NAME OF BUSINESS: No later than one (1) business day after closing, ASSET SELLER shall, at ASSET SELLER’S expense, change its corporate name from Autumn Accolade, Inc. or terminate the corporate status and BUYER shall have the right to utilize the name Autumn Accolade, at BUYER expense.

7. BILL OF SALE AND ASSIGNMENT AND ASSUMPTION: The BUYER shall receive from the ASSET SELLER a Bill of Sale and Assignment and Assumption in the form attached hereto as Addendum “A” stating that all Assets which are to be sold under this Agreement are of marketable title free and clear of all liens and encumbrances and with respect to the assignment and assumption of any contracts transferred hereunder.

8. DEED: The BUYER shall receive from the RE SELLER a special warranty deed in form and substance acceptable to BUYER (the “Deed”) for recording in the land records in the jurisdiction in which the Premises is located conveying the Premises to BUYER free and clear of all Encumbrances other than Permitted Exceptions.

9. UCC LIEN SEARCH: SELLER shall bear the cost of a UCC lien search under the name of SELLER, Deborah Penn, Denton Penn, and any assumed names used by SELLER, at both the Tazewell County Recorder of Deed’s Office and the Illinois Secretary of State and shall provide the same to BUYER promptly after the Agreement Date and in any event at least five (5) days prior to the expiration of the Due Diligence Period. No less than two (2) days prior to closing, SELLER shall provide to BUYER either (1) a Release of any liens disclosed by the UCC searches or (2) a payoff statement from the lienholders in form and content acceptable to BUYER showing an amount owed that is less than the purchase price along with a covenant from SELLER that said amount shall be paid to the lienholder at Closing. If SELLER is unable to timely provide such Release or pay-off and covenant, BUYER may terminate this Agreement and all earnest money shall be returned to BUYER.

10. ZONING AND DWELLING CODE AND MINE SUBSIDENCE: SELLER covenants that said Premises are zoned residential as shown by applicable zoning maps and that prior to the date of this Agreement no notice from any city, village or other governmental authority of a code violation on the described property had been issued to or received by Seller or his or her agents. A special use was obtained for the current use as a retirement community in Case No. 01-71-S and such special use shall transfer to BUYER and BUYER shall be permitted to use the Premises in connection with such special use.

SELLER represents that no insurance claims have been paid to the SELLER for mine subsidence on the real property.

11. EVIDENCE OF TITLE; SURVEY; ENVIRONMENTAL: SELLER shall order within three (3) business days from the Agreement Date and SELLER shall immediately deliver to BUYER upon receipt a Commitment for Title Insurance issued by a national title insurance company regularly doing business in the county where the Premises are located as reasonably acceptable to BUYER showing RE SELLER’S good and marketable, insurable and valid fee simple title in the Premises (the “Title Commitment”), committing the title insurance company to issue an ALTA title insurance policy insuring valid fee simple title to the Premises in BUYER for the amount of the purchase price allocated to the Premises as set forth in paragraph 5 in form and substance reasonably acceptable to BUYER (the “Title Policy”). BUYER shall have the right to obtain any and all desirable due diligence reports or inspections prior to the expiration of the Due Diligence Period including, but not limited to, an updated real property survey for the Premises (the “Survey”).

SELLER will cause, at SELLER’S sole cost and expense, all standard exceptions to be deleted from the Title Policy or modified as customary, and as reasonably acceptable to BUYER, at the Closing. Permissible exceptions to title to the Premises shall include only: (a) Taxes which are not yet due and payable, (b) reservation of mineral rights to the extent Seller does not have rights to such mineral rights, and (c) all liens placed on record with the consent of BUYER (collectively the “Permitted Exceptions”). SELLER will execute and deliver or otherwise obtain such documents and instruments as the Title Company shall reasonably require to issue the Title Policy, including a customary SELLER’S affidavit and gap indemnity, if applicable. If there is any encumbrance, charge, claim, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, Mortgage, encroachment, easement or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership (collectively, “Encumbrances”) affecting any of the Premises that does not constitute a Permitted Exception, SELLER shall use such portion of the purchase price due to SELLER as may be necessary to satisfy, release and remove such Encumbrance. SELLER shall deliver to the Title Company, at or prior to the Closing, payoff letters or invoices from creditors providing a final payment amount and a commitment to satisfy, or allow SELLER to satisfy, and release of record such Encumbrance, together with the cost of any applicable recording or filing fees.

BUYER shall have the right to deliver a written notice to SELLER objecting to any items contained in the Title Commitment or Survey which are not Permitted Exceptions (a “Title Objection Notice”) not later than five (5) days prior to the expiration of the Due Diligence Period. Failure of BUYER to provide a Title Objection Notice by such deadline (or to include any such matters in a timely delivered Title Objection Notice) shall be deemed BUYER’S approval of all applicable items contained in such Title Commitment which are not Permitted Exceptions (other than Monetary Encumbrances). All such items that are not objected to by BUYER in a timely delivered Title Objection Notice shall be deemed to be Permitted Exceptions (other than Monetary Encumbrances). SELLER shall have the right, but not the obligation, and shall expend such amounts, if any, as it deems appropriate (and subject in all instances to the terms of the following paragraph) to, remove or cure prior to the Closing any title exceptions which are not Permitted Exceptions to which BUYER objects to in the Title Objection Notice. Except with regard to Monetary Encumbrances, SELLER shall not have the obligation, however, to cure any such exceptions or pay any amounts to cure or remove the same, unless SELLER notifies BUYER of SELLER’S election to remove or cure any exception pursuant to the following sentence. SELLER shall notify BUYER in writing within three (3) days after receipt of the Title Objection Notice from BUYER regarding such exceptions whether SELLER elects to remove or cure any such exceptions, and SELLER’S failure to deliver such notice in a timely manner shall be deemed to be an election by SELLER not to remove or cure any of such exceptions. If SELLER has notified BUYER that SELLER has elected to remove or cure such exceptions, SELLER shall remove or cure such exceptions promptly and in any event prior to the Closing date or on the Closing date as to Monetary Encumbrances as provided herein below. If SELLER notifies BUYER that SELLER has elected not to remove or cure any such exceptions (or is deemed to have elected not to remove or cure such exceptions), then unless BUYER elects to terminate this Agreement, in its sole and absolute discretion (and receive a refund of the earnest money) on, or before the expiration of the Due Diligence Period, then BUYER will be deemed to have elected to take title subject to such exceptions at Closing. Failure of BUYER to provide such notice in a timely manner shall be deemed an election by BUYER to proceed to Closing, taking title subject to such exceptions. If BUYER elects to take title subject to any such exceptions hereunder, such exceptions shall become Permitted Exceptions and the purchase price shall not be reduced, except for with respect to any Monetary Encumbrances, in which case BUYER shall be entitled to a credit against the balance of the purchase price in an amount equal to the amount necessary to discharge of record all such Monetary Encumbrances.

As used herein, “Mortgage” shall mean any mortgage, deed of trust, deed to secure debt, bond, cross collateralization agreement, fixture filing, assignment of rents and leases or similar instrument securing indebtedness and affecting the Premises. “Monetary Encumbrance” shall mean, collectively, any Mortgage, judgment lien, tax lien, mechanic’s lien or other monetary encumbrance affecting the Premises and capable of being released through or as a result of the payment of a known, fixed sum of money. Notwithstanding anything herein to the contrary, and whether or not BUYER objects to the same pursuant to the preceding paragraph, SELLER shall be obligated to remove and cause to be released from the Premises, on or before the Closing date, any Monetary Encumbrance and any Mortgage.

SELLER will permit BUYER and its agents to conduct a Phase I environmental assessment for the Premises (the “Phase I”). If the Phase I recommends that a Phase II environmental assessment (the “Phase II”) be ordered for the Premises, then BUYER may obtain such Phase II prior to the expiration of the Due Diligence Period. The parties agree that BUYER shall not order the Phase II without the prior written consent of SELLER, which consent shall not be unreasonably withheld, conditioned, delayed or denied. SELLER shall have five (5) days from the date of BUYER’S request for consent to order the Phase II in which to consent to or deny BUYER’S request and failure of SELLER to consent shall be deemed a rejection. If SELLER does not consent to BUYER ordering the Phase II, then BUYER shall have five (5) days thereafter in which to advise SELLER in writing of BUYER’S election (i) to waive its request to order the Phase II and to proceed to Closing or (ii) to terminate this Agreement, in its sole and absolute discretion, by notice to SELLER, in which case the earnest money shall be refunded to BUYER, and neither party shall have any further rights, duties or obligations hereunder. Should BUYER disapprove of any matter set forth in the Phase I or Phase II, in BUYER’S sole and absolute discretion, BUYER shall notify SELLER in writing of such disapproval at or prior to the expiration of the Due Diligence Period (as such period may be extended as contemplated herein) (the “Environmental Notice”). The failure of BUYER to deliver an Environmental Notice to SELLER on or prior to the expiration of the Due Diligence Period shall be deemed to be a waiver by BUYER of any right to disapprove any matter specifically set forth in the Phase I or Phase II, respectively. If BUYER delivers an Environmental Notice to SELLER at or prior to the expiration of the Due Diligence Period, SELLER shall have ten (10) days from the date of SELLER’S receipt of such Environmental Notice in which to advise BUYER whether or not SELLER will cure the same prior to Closing, and if SELLER fails or refuses to do so within said ten (10) day period, BUYER shall have five (5) days thereafter in which to advise SELLER in writing of BUYER’S election (i) to waive the matters to which BUYER objected and to proceed to Closing or (ii) to terminate this Agreement by notice to SELLER, in which case the earnest money shall be refunded to BUYER, and neither party shall have any further rights, duties or obligations hereunder.

12. TAXES AND ASSESSMENTS: Real estate taxes and any special service district taxes shall be prorated through (and including) the date of Closing and a credit for same allowed BUYER. If the amount of the taxes is not then ascertainable, prorating shall be on the basis of the most current net taxable value of the Premises (current assessed value, less all exemptions) times the most current tax rate. All exemptions shall extend to the benefit of BUYER. A post-Closing reproration shall be made within thirty (30) days after either party’s receipt of the actual final real estate tax bills for the applicable years to the extent such actual amount is a difference of $1,000 or more than the estimated amount.

Special assessments which are a lien upon the real estate as of the date of closing shall be SELLER’S expense and paid in full at closing.

13. CLOSING DOCUMENTS: BUYER and SELLER shall prepare the documents necessary for closing and instruments evidencing the terms and conditions of this transaction, including the Bill of Sale and Assignment and Assumption Agreement, the Deed, duly executed owner’s affidavit or similar affidavit by SELLER in form satisfactory to obtain the Title Policy, without exception for mechanic’s, materialman’s or other statutory Encumbrances, duly executed certificate and affidavit of non-foreign status by SELLER, a closing statement setting forth in reasonable detail the financial transactions contemplated by this Agreement, including, without limitation, the purchase price, all prorations, and the allocation of costs specified herein duly executed by SELLER and BUYER, a copy of the resolutions or other similar actions of SELLER and BUYER, certified as being correct and complete and then in full force and effect, authorizing and approving the execution, delivery and performance of this Agreement and the other transaction documents, and the consummation of the transactions provided for hereby and thereby, certificates of existence and good standing of SELLER and BUYER issued by the Secretary of State for the state in which such entity is organized, such certificate (if available) to be dated a date not more than ten (10) business days prior to the Closing date, and such other documents and instruments as are reasonably required in closing similar transactions or as may be expressly required under this Agreement, including documents, instruments and affidavits reasonably required by Title Company and certificates of title (duly endorsed). SELLER shall provide for recording of releases of any Monetary Encumbrances, which recording fees (if any) shall be paid by the SELLER. BUYER shall have received confirmation that the Title Company will issue the Title Policy insuring good and marketable fee simple title in BUYER in an amount equal to the purchase price, free of all Encumbrances other than Permitted Exceptions. The Title Commitment shall have been updated and re-addressed as described herein. The Title Policy shall include such endorsements as BUYER may require, including, but not limited to, a comprehensive endorsement, a zoning endorsement insuring that the use of the Premises complies with applicable zoning laws, and a utilities facility endorsement, and shall insure BUYER against any loss on account of any defect or Encumbrance on title, except Permitted Exceptions. SELLER shall pay (i) the cost of the owner’s Title Policy, including the basic premium for the Title Policy and any search and exam fees, (ii) any and all sales tax, documentary, stamp tax and transfer taxes, (iii) the costs of any UCC searches, (iv) any recording fees in connection with the removal of Monetary Encumbrances, (v) the costs of preparing the Survey and (vi) fifty percent (50%) of any escrow or closing charges of the Title Company. BUYER shall pay (i) the cost of any endorsements to the Title Policy, (ii) any Deed recording fees and the cost for any loan policies, and (iii) fifty percent (50%) of any escrow or closing charges of the Title Company.

14. PRORATIONS: Any amounts currently on deposit for the benefit of the Business for utility service, leases, etc., are not included as part of this transaction. BUYER shall, effective with the closing, deposit such amounts necessary to continue the operation of the business. Taxes, insurance, rent, utilities, interest, etc., shall be prorated to the date of possession at the time of the closing of the sale.

15. ACCOUNTS RECEIVABLE AND PAYABLE: All accounts receivable and payable accruing prior to the closing shall be the property and responsibility of the SELLER and are not included in this Agreement. All accounts receivable and payable accruing after closing shall be the property and responsibility of the BUYER.

16. SUBSCRIPTIONS, PACKAGES, MEMBERSHIPS, DEPOSITS AND ADVANCE PAYMENTS: BUYER shall be given a pro-rata credit for all subscriptions, memberships, prepaid rent, deposits and advance payments that are pending on (or otherwise collected prior to) the date of closing along with all information relevant thereto, including all relevant dates and contact information for the relevant customer or resident.

17. RESIDENT AGREEMENTS: Attached as Addendum “C” is a specimen form of each Residency Agreement for the Business and a rent roll dated as of September __, 2021 for the Business setting forth all Residency Agreements in effect as of the date thereof together with an indication of the form of Residency Agreement applicable to each unit and the unit to which each such agreement pertains, the Security Deposits for each Resident, the current monthly fee charged to each of the Residents pursuant to such agreements (the “Rent Roll”). As of the date of the Rent Roll the outstanding balance of the Security Deposits is $0.00. All Residents have executed Residency Agreements, no Residency Agreements vary in any material respect from the terms of the specimen agreements attached hereto, all Residency Agreements were entered into on an arms’ length basis and do not provide for payment of a single sum in exchange for lifetime care or other prepaid services and do not contain any provisions that prohibit or limit the right to raise monthly residency or other fees or rents payable thereunder. True, correct and complete copies of all Residency Agreements will be provided to BUYER as part of its due diligence review.

18. SELLER’S REPRESENTATIONS AND WARRANTIES: ASSET SELLER and RE SELLER as set forth below, warrant that the following representations are true and correct as of the Agreement Date, will be true and correct on the Closing Date and, where applicable, will survive the Closing:

(a)	Each of ASSET SELLER and RE SELLER each for itself, warrants that the execution, delivery and performance of this Agreement by such SELLER does not and shall not violate or conflict with, result in a breach of any of the terms or conditions of, accelerate any provision of, constitute a default under or create any lien or encumbrance on any of the Assets pursuant to any law, rule or regulation or any order, writ, injunction, decree, promissory note, indenture, mortgage, security agreement, lease, license, contract or other agreement wherein such SELLER is or may become a party, or wherein or whereby such SELLER or any of the Assets is or may be bound.
(b)	ASSET SELLER is a corporation validly existing under the laws of the State of Illinois. ASSET SELLER and RE SELLER each for itself, warrants that it has full power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement constitutes a legally binding and enforceable agreement against it in accordance with its terms.
(c)	ASSET SELLER warrants that the Assets and the Premises constitute substantially all of the properties, rights and interests owned or utilized in the operation of the Business, other than cash, marketable securities, receivables, prepaids and similar cash assets.
(d)	ASSET SELLER owns merchantable and marketable title to the Assets, and such Assets are not subject to any liens except: UCC Lien to Marion County Savings Bank, which such lien will be released at closing.
(e)	ASSET SELLER is duly qualified under the laws of Illinois to carry on the Business as now conducted, and ASSET SELLER has operated, and will continue to operate the Business in accordance with all laws, ordinances, and rules relating thereto.
(f)	ASSET SELLER and RE SELLER each for itself, warrants that no state or federal tax audits or investigations of it are, to its knowledge , pending. It has not received any notice that any such audits or investigations will be instituted and there is not outstanding any assessment of deficiency or additional taxes levied against It. ASSET SELLER and RE SELLER each for itself, warrants that it has paid all taxes due and owing with respect to the Business or the Premises and has filed all tax returns in accordance with applicable law.
(g)	ASSET SELLER warrants that there is no litigation or proceedings pending against or relating to the Business; nor does the ASSET SELLER know or have reasonable grounds to know of any basis therefor; nor does the ASSET SELLER know or have reasonable grounds to know of any basis of any such action or governmental investigation relative to the business, its properties or employees except as specifically stated herein.
(h)	ASSET SELLER and RE SELLER each for itself, warrants that it has received no notice of any environmental, zoning or building code violations regarding the Assets or the Premises.
(i)	ASSET SELLER warrants that any financial information provided by the ASSET SELLER to BUYER prior to the execution of this Agreement is accurate and has been prepared in conformity with currently accepted accounting standards to the best of ASSET SELLER’S knowledge.

(j)	To the knowledge of the ASSET SELLER, no resident has provided ASSET SELLER with a 30 day notice of termination of their Resident Agreement. Any updated Rent Roll will include information on any such notices. The intellectual property used or held for use in the Business does not infringe upon the intellectual property rights of any other person.
(k)	ASSET SELLER and RE SELLER each for itself, is and has been in compliance with all laws applicable to the Business, including, to the extent applicable to such SELLER, all healthcare laws, environmental laws, employment laws (including with respect to the classification of employees, wage and hour laws and other laws pertaining to employment or ERISA), and laws relating to the licensure of such SELLER to own and operate the Business and Premises.
(l)	ASSET SELLER and RE SELLER each for itself, warrant it has no indebtedness of any kind, except as follows: indebtedness to Marion County Savings Bank, which will be paid off at closing. Any stimulus funds or loans under the CARES Act or Paycheck Protection Program received by SELLER were received and used in full compliance with law. All such loans have been forgiven. SELLER has not deferred the employer-portion payroll taxes under the CARES Act or similar legislation, and any employee-portion payroll Taxes under the Presidential Memorandum of August 8, 2020 or similar legislation, orders or guidance.
(m)	Since January 1, 2021, ASSET SELLER has, and will until closing, conduct the Business in the ordinary course of business.
(n)	RE SELLER warrants that there are no violations of any Encumbrances, covenants or restrictions encumbering the Premises, and there are no violations of any applicable laws relating to the operation of the Premises as currently conducted or any other applicable laws of any governmental authorities applicable to the Premises or the operations thereof. There are no agreements, documents or instruments which are not recorded among the land records but which affect the title to the Premises. No improvement currently existing on the Premises encroaches upon any real property of, or easement held by, any other person. No improvement of any other person encroaches on the Premises. The improvements are in good operating condition and repair (subject to normal wear and tear, and subject to scheduled maintenance to the extent scheduled in the books and records of SELLER), and are suitable, adequate and sufficient in all material respects for the purposes for which such improvements are used and the conduct of the Business. There are no defects in any of the improvements upon the Premises.
(o)	RE SELLER is the holder of good and marketable, insurable and valid fee simple title to the Premises free and clear of all Encumbrances other than Permitted Exceptions. ASSET SELLER warrants that the Premises is supplied with such utilities as are necessary for the operation of the Business as currently operated and for its intended purpose.

(p)	ASSET SELLER warrants that the Premises abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent irrevocable and insurable easement benefiting the Premises, and SELLER has no knowledge of, and has received no notice that alleges any breach or default under any instrument creating any such easement or attempting to terminate or revoke such easement.
(q)	ASSET SELLER and RE SELLER each for itself warrants that it has not received notice of nor has any knowledge of any pending, threatened or contemplated rezoning or other land use actions affecting or which will affect any of the Premises, including, without limitation, any properties in the immediate vicinity of the Premises. SELLER warrants that the current use of the Premises is lawfully permitted either as a currently conforming special use or as a fully legally “grandfathered use”, and there is no violation of any applicable laws relating to the zoning, land use, building codes or other similar requirements of governmental authorities. ASSET SELLER warrants that the current use of the Premises is in accordance with the certificate of occupancy relating to the Premises and the terms of any permits relating to the Premises.
(r)	ASSET SELLER and RE SELLER each for itself warrants that there are no condemnation or eminent domain proceedings pending, or, to its knowledge, threatened or contemplated against the Premises or any part thereof, or access thereto, and it has not received notice, oral or written, of the desire of any public authority or other entity to take or use the Premises or any part thereof. Between the Agreement Date and Closing, ASSET SELLER or RE SELLER will give BUYER prompt written notice of any actual or any threatened or contemplated condemnation of any part of any of the Premises of which it receives notice or obtains knowledge.
(s)	There are no parties other than SELLER in possession of the Premises, or any portion thereof, other than Residents pursuant to Residency Agreements, all of whom are set forth on the Rent Rolls attached hereto or on subsequent rent rolls delivered by ASSET SELLER pursuant to the terms hereof, as of the date of each such rent roll.
(t)	RE SELLER warrants that there are no outstanding options, rights of first offer, rights of first refusal or similar rights to purchase the Premises or any portion thereof or interest therein.
(u)	ASSET SELLER warrants that the Premises does not contain any Hazardous Materials, except for Hazardous Materials typically used in, and in quantities necessary for the day-to-day operation of, the Business and which are commonly used in other similar facilities, such as cleaning fluids, insecticides and medicines (the “Common Products”), which Common Products have been used, transported, stored and disposed of by ASSET SELLER in compliance with all applicable Environmental Laws.
(v)	ASSET SELLER and RE SELLER, each for itself, warrants that there is no pending or, to the knowledge of SELLER, threatened proceeding before any governmental authority in which any person alleges the presence, release or threat of release of any Hazardous Materials or violation of applicable Environmental Laws at the Premises.

(w)	ASSET SELLER and RE SELLER, each for itself, warrants that it has not received any notice of, and has no knowledge that, any governmental authority or employee or agent thereof has determined, or threatens to determine, or is investigating, that there is a presence, release or threat of release or placement on, in or from the Premises, or the generation, transportation, storage, treatment, or disposal at the Premises, of any Hazardous Materials.
(x)	ASSET SELLER and RE SELLER, each for itself, warrants that it has owned and/or operated the Premises in compliance with all applicable Environmental Laws, has obtained all necessary licenses under the Environmental Laws for its operation of the Premises, and has not used any of the Premises for the generation, storage, manufacture, use, transportation, disposal or treatment of Hazardous Materials, and the Premises is currently in compliance with all applicable Environmental Laws.
(y)	ASSET SELLER and RE SELLER, each for itself, warrants that there has been no discharge of any Hazardous Materials on or from any of the Premises during the time of its ownership or occupancy thereof.
(z)	ASSET SELLER and RE SELLER, each for itself, warrants that it has no outstanding contracts for capital expenditures relating to the Premises, nor does it have any agreement, obligations or commitments for capital expenditures relating to the Premises, including, without limitation, additions to property, plant, equipment or intangible capital assets. It has not deferred or delayed implementing any maintenance or capital expenditures at the Premises and the Premises has been constructed to an institutional (as opposed to residential) grade, including, without limitation, fire suppression systems and construction standards related to fire suppression.
(aa)	ASSET SELLER only accepts “private pay” and does not receive any payments from any governmental or third party payor program.

For purposes of this Agreement, “Environmental Laws” means the Resource Conservation and Recovery Act (RCRA), 42 U.S.C. Section 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), 42 U.S.C. Sections 9601 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act (15 U.S.C. §2601 et. seq.), the Clean Air Act (42 U.S.C. §7401 et. seq.), the Safe Water Drinking Act (42 U.S.C. §300(f) et. seq.), the Occupational Safety and Health Act, and all other applicable state, county, municipal, administrative or other environmental, hazardous waste or substance, health and safety laws, ordinances, rules, regulations, orders and requirements of any governmental authority relating or pertaining to (A) any aspect of the environment, (B) the preservation or reclamation of natural resources, (C) the management, release and threatened release of Hazardous Materials, (D) response actions and corrective actions regarding Hazardous Materials, (E) the ownership, operation or maintenance of personal and real property that manages or releases Hazardous Materials or at which Hazardous Materials are managed, (F) common law torts, including so-called “toxic torts”, and (G) environmental or ecological conditions on, under or about the Premises, all as in effect as of the Agreement Date and on the Closing date. “Hazardous Materials” means any wastes, substances, or materials (whether solids, liquids or gases) that are deemed as hazardous, toxic, pollutants or contaminants under any Environmental Law, including without limitation, substances defined as “hazardous wastes,” “hazardous substances,” “toxic substances,” “radioactive materials,” or other similar designations in, or otherwise subject to regulation under, any Environmental Laws. “Hazardous Materials” includes, without limitation, medical waste, polychlorinated biphenyls (PCBs), mold, urea formaldehyde, radon gas, asbestos or asbestos-containing material, lead-based paints and petroleum and petroleum products.

19. CONTRACTS: SELLER is not, as of the Agreement Date, and will not be on the Closing Date, a party to any:

a.	Contract of employment by or in connection with the Business that is not terminable at will by SELLER;
b.	Contract with any labor union representing or purporting to represent persons employed by or in connection with the Business;
c.	Contract or agreement materially effecting the Assets or Business or relating to the purchase or sale of inventory, machinery or equipment by or in connection with the Business;
d.	Lease of equipment or real estate utilized in the operation of or otherwise relating to the Business, other than the Resident Agreements and the ECO Water System and the rental agreement between ASSET SELLER and RE SELLER for the Premises (the “Rental Agreement”), which such Rental Agreement shall be terminated as of the Closing date;
e.	Loan agreements, promissory notes, guarantees, mortgages, security agreements or other financing documents related to or secured by the Assets other than the loan from Marion County Savings Bank; or
f.	Any contract in which SELLER is in default.
g.	Encumbrance entered into after the Agreement Date and not consented to in writing by BUYER.
h.	Contract or agreement (other than this Agreement) to sell, transfer, lease (other than Residency Agreements) or dispose of the Premises or SELLER’S interest in the Premises.

BUYER shall not be responsible for any fee or charge incurred upon the assignment, termination, or other action taken with regard to any Contract of SELLER. If any Contract of SELLER is assigned to BUYER, BUYER shall not be responsible for any default thereunder by SELLER. For avoidance of doubt, BUYER is not assuming any liabilities of SELLER except those arising after closing under any contracts assumed by BUYER and none of which shall arise as a result of a breach of default by SELLER prior to closing. SELLER shall remain responsible for all liabilities not assumed by BUYER and will perform and discharge all such liabilities.

20. EQUIPMENT WARRANTY: All Assets and the Premises included in this sale are being purchased on an “as is” basis except as otherwise provided for herein; however, ASSET SELLER warrants that the Premises and all equipment, appliances, and HVAC systems used in the daily operation of the Business shall be in good working order at time of closing. If not in working condition, SELLER shall repair at its expense. BUYER shall be responsible for inspecting said equipment in order to determine that, as of the date of closing, said equipment is in working condition. SELLER shall provide access to Premises to BUYER and its contractors and agents for the purpose of said inspections prior to closing at any reasonable request of BUYER.

21. RISK OF LOSS: All risk of loss with respect to the Assets and Premises shall remain with SELLER until the Closing. In the event of material damage to or destruction of any of the Assets or the Premises prior to the Closing, BUYER may elect to terminate this Agreement upon written notice to SELLER and the earnest money shall be immediately returned to BUYER and BUYER shall have no liability to SELLER. If BUYER elects to consummate the transactions notwithstanding the damage or destruction of any Assets, or the Premises then, at Closing, SELLER shall assign to BUYER all of SELLER’S right to receive insurance proceeds toward the repair or replacement of such Assets, if any, and if no such insurance is in effect or the amount payable thereunder is insufficient to repair or replace any Assets, the parties shall equitably adjust the Purchase Price.

22. CONFIDENTIALITY: BUYER and SELLER shall keep the negotiation of this transaction, this Agreement, all the content of this Agreement, all information provided or exchanged pursuant to this Agreement (hereinafter referred to as “Confidential Information”) strictly confidential. Notwithstanding, BUYER and SELLER may share such Confidential Information with government entities, employees, and the parties’ respective attorneys, brokers, accountants, and other business advisors only to the extent necessary to exercise their obligations and rights pursuant to this Agreement.

23. EMPLOYEE RELATIONS: Prior to the Closing, SELLER will pay the wages and salaries; bonuses; deferred compensation; pay for all accrued vacation, personal and sick time (“PTO”), except as set forth below; federal and state taxes; IDES payments; and all other employee benefits, including, without limitation, premiums with respect to any group health insurance plan maintained by SELLER directly to the employees or the respective benefit companies and terminate each employee’s employment. Except as set forth below, BUYER is not assuming any liabilities in connection with any employee, compensation to any employee, or employee benefit plan which was offered to employees or maintained by SELLER in respect to the Business prior to the Closing Date. BUYER may, but shall not be obligated to, offer to hire and hire such of SELLER’S former employees of the Business at such wages and benefits as BUYER deems appropriate. To the extent BUYER hires any such employee, BUYER will assume the PTO applicable to such employee and shall receive a credit against the purchase price for such PTO (and for the avoidance of doubt, SELLER shall not be required to pay such PTO to such employee).

24. NON-COMPETE AGREEMENT: ASSET SELLER agrees to execute at closing an Agreement Not to Compete in substantially the form attached hereto as Addendum “D” and cause the same to be executed by Deborah S. Penn.

25. SELLER DELIVERABLES: SELLER shall deliver the following to BUYER within 5 days of the Agreement Date:

a.	Distributions and Receipts for the Business for no less than the 12 months immediately preceding the date hereof;
b.	Balance sheets for the business for no less than 24 months immediately preceding the date hereof;
c.	Verification that all licenses and permits are current;
d.	Copy of all insurance policies currently in effect under which the SELLER is the insured in relation to the Business or the Premises;
e.	Current supplier agreements;
f.	Copies of all leases and agreements for any leased or consignment items on the Premises;
g.	The two most recent inspection reports or certificates from the following inspecting agencies or systems: Illinois Department of Public Health/David Wheeler (wells); Illinois Department of Public Health (facility); Tazewell County Health Department (kitchen); Fire protection and sprinkler systems;
h.	Name, address and telephone number of all suppliers and vendors and all persons or entities with agreements (written or oral) regarding equipment, supplies, services or inventory;
i.	Notices of termination of any of the above licenses, policies, contracts, or agreements received within the past 12 months;
j.	RE SELLER’S currently effective title insurance policy or lender’s policy for the Premises;
k.	All plats, surveys, zoning reports and environmental reports or assessments (including Phase I and Phase II environmental assessments) that relate to the Premises;
l.	In addition to the delivery of such deliverables, upon the execution of this Agreement, all records of the Business shall be available for inspection and copying during regular business hours of the Business; said records include but are not limited to accounts receivable, accounts payable, employment records, state and federal tax returns, bank statements of the ASSET SELLER, balance sheets, applications and reports to state, federal, municipal, and other government entities.

26. BUSINESS SUPPORT BEFORE: Before Closing, ASSET SELLER shall continue to operate the business at the Premises as a going concern, with regular business hours and in compliance with its licenses, permits, applicable laws and Residency Agreements and shall continue to stock its inventory in the ordinary course of business. In addition ASSET SELLER will fully cooperate to assist BUYER in obtaining any necessary license for operation of the Business. In addition, to the extent requested by BUYER, ASSET SELLER shall reasonably cooperate with BUYER, at BUYER’S expense, in connection with an audit of the Business. To the extent SELLER’S accountant is required to assist in any such audit, SELLER shall notify BUYER, and prior to the engagement of such accountant, BUYER shall pay in advance an estimate of such accountant’s fees (which shall be reconciled promptly following the termination of such auditor’s services) if such accountant’s services are still requested by BUYER.

27. ILLINOIS DEPARTMENT OF EMPLOYMENT SECURITY COMPLIANCE: BUYER and ASSET SELLER shall comply with the provisions of 820 ILCS 405/2600 as follows: BUYER shall submit a Request for Letter of Clearance from the Illinois Department of Employment Security (herein, IDES) and provide a copy thereof to ASSET SELLER at least ten (10) business days prior to Closing. Upon receipt of such request, IDES will provide account information to ASSET SELLER. ASSET SELLER shall provide a copy of such information to BUYER within two (2) business days of ASSET SELLER’S receipt thereof. If such account information indicates that a sum is due from ASSET SELLER to IDES then SELLER shall, at closing, deposit in an escrow account with Moehle, Swearingen & Lobacz, Ltd. (herein, “Escrowee”) said sum up to the purchase price. Upon the written request of the BUYER or ASSET SELLER that is accompanied by a Letter of Clearance from IDES, a bill from IDES showing the amount due thereto, or a paid bill from IDES and proof of payment by BUYER, Escrowee shall pay the escrowed funds as indicated on the written request of BUYER or SELLER. Escrowee may, but is not required, to verify the information provided in such request with the Illinois Department of Revenue. ASSET SELLER shall pay the escrow fee of $250.00 to Escrowee, which fee shall be paid at Closing. BUYER and ASSET SELLER shall share equally any attorney fees and costs incurred by the Escrowee in the event of a dispute between BUYER and ASSET SELLER over release of the funds, interpleader or other action related to the holding or release of the escrowed funds. So long as BUYER complies with the terms of this paragraph, ASSET SELLER shall indemnify BUYER as to any charge assessed against BUYER by the Department of Employment Security based on any failure to comply with 820 ILCS 405/2600.

28. INDEMNIFICATION: SELLER shall indemnify and hold BUYER, its agents, employees, successors and assigns, harmless from and against any and all claims, suits, losses, injuries, liabilities and damages, including attorney’s fees and costs of litigation and whether or not relating to a third party claim, relating to SELLER’S operation of the Business prior to the date of Closing of this transaction or otherwise with respect to a breach of a representation, warrant or covenant of SELLER hereunder. Likewise, BUYER shall indemnify and hold SELLER, its agents, employees, successors, and assigns, harmless from and against any and all claims, suits, losses, injuries liabilities and damages, including attorney’s fees and costs of litigation and whether or not relating to a third party claim, relating to BUYER’S operation of the Business subsequent to the date of Closing of this transaction, except to the extent SELLER is required to indemnify BUYER pursuant to the preceding sentence.

29. DUE DILIGENCE PERIOD: BUYER shall have 45 days from the Agreement Date as a “Due Diligence Period”. During the Due Diligence Period, BUYER shall have the right to enter upon and have access to and from the Premises and may investigate and review the Premises and conduct, or have its representatives conduct, customary due diligence, inspections and testing with respect to the Premises as BUYER deems appropriate or desirable, the SELLER Deliverables, the Assets to be purchased hereunder and undertake such other investigations as BUYER deems necessary or appropriate to determine whether or not the purchase is feasible. SELLER shall be available for responding to BUYER’S questions at all reasonable times during the Due Diligence Period, and SELLER shall cooperate and make available to BUYER such information and materials that are within SELLER’S possession or control and are reasonably requested by BUYER, including, without limitation, zoning analysis, zoning letter, Phase I or Phase II environmental audits, environmental or soil reports, title commitments or policies, title reviews, surveys, property condition reports, engineering reports, architectural drawings, plans and specifications and contracts related to original and current construction. Any and all costs incurred for such due diligence shall be borne by BUYER. If, within two (2) days after the expiration of the Due Diligence Period, BUYER by written notice to SELLER terminates this Agreement, for any reason or no reason, the earnest money shall be immediately returned to BUYER and BUYER shall have no liability to SELLER. IF BUYER FAILS TO SERVE SUCH NOTICE ON SELLER WITHIN SAID TIME AFTER THE DUE DILIGENCE PERIOD, THIS AGREEMENT SHALL REMAIN IN EFFECT. BUYER may, at any time during the Due Diligence Period, provide written termination of the Due Diligence Period or this Agreement to SELLER for any reason or no reason. Upon notice of termination of the Agreement during the Due Diligence Period, the earnest money shall be immediately returned to BUYER and BUYER and SELLER shall have no further liability to each other except as otherwise expressly set forth herein and this Agreement shall automatically terminate and be of no further force or effect.

30. BROKER AND ATTORNEY REPRESENTATION: Broker for SELLER is NONE. Broker for BUYER is Orchard Court Partnership Healthcare. Attorney for SELLER is Valerie M. Moehle. Attorney for BUYER is Angela Humphreys and Price W. Wilson.

31. CONTINGENCIES: BUYER’S obligation to consummate the closing is subject to and contingent upon the following:

a.	Assisted 4 Living, Inc. shall have completed an underwritten public offering of registered securities following the date hereof through the registration of such securities with the Securities and Exchange Commission on Form S-1 and shall have received the proceeds therefrom.

b.	Cancellation and termination of the Rental Agreement.

c.	BUYER’S assumption of the Resident Agreements and also the contracts of SELLER identified by BUYER to SELLER no later than 5 days prior to closing.

d.	All of the representations and warranties of SELLER shall be true and correct as of the date hereof and as of the closing as if made on the closing. SELLER shall have performed all covenants and agreements required to be performed by SELLER prior to the closing. SELLER shall have delivered all documents and instruments contemplated hereby.

e.	BUYER shall have received all licenses, authorizations, permits and other governmental approvals to allow BUYER to operate the Business following the closing as the BUSINESS is operated by SELLER prior to the date hereof.

Unless all of the foregoing contingencies and other conditions set forth in this Agreement to closing have been satisfied in full or waived in writing by BUYER, the BUYER shall have no obligation to consummate the closing; provided, however, if (i) all of the foregoing contingencies and the other conditions set forth herein are satisfied other than Section 31(a) and those conditions to be satisfied by actions taken at closing, (ii) SELLER has indicated in writing to BUYER that it is ready, willing and able to consummate the closing, (iii) the closing does not occur, (iv) this Agreement has not otherwise been terminated in accordance with the terms hereof prior to the Outside Closing Date (as may be extended pursuant to the terms hereof) and (v) the Agreement is terminated on or after the Outside Closing Date (as may be extended pursuant to the terms hereof), then upon termination of this Agreement, $35,000 of the earnest money will be transferred to SELLER and the remainder will be transferred to BUYER.

32. ASSIGNMENT: BUYER shall have the right to assign its interests in this Agreement and/or its rights to purchase the ASSETS to one or more related entity or entities prior to the Closing date; provided that such assignment shall not unreasonably delay the Closing date. BUYER shall promptly give notice of said Assignment to SELLER together with all required contact information for Notices to the assignee(s) and SELLER will order an updated title commitment in the name of the assignee and provide the same to BUYER.

33. DEFAULT: In the event BUYER fails to timely terminate this Agreement as provided herein, and BUYER should fail to pay on or before the closing date the balance of cash necessary to close this transaction, or to perform any of the covenants and conditions of the contract, all funds held in escrow shall be considered as liquidated damages and shall be dispersed as follows: payment of any sums due to NONE (hereinafter “Seller’s Broker”), if any, with the remaining amount distributed to the SELLER, as SELLER’S sole and exclusive remedy. In the event SELLER shall default by failing to perform any of the covenants and conditions in this Agreement during the Due Diligence Period, BUYER shall have the right to terminate this Agreement and receive the return of its earnest money deposit without any deduction for sums due to SELLER’S Broker and sue for damages incurred by BUYER, in addition to any other remedy to which BUYER is entitled by applicable laws or in equity as a remedy for any such breach or threatened breach or default or threatened default. SELLER further agrees that BUYER shall not be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to herein and SELLER irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument

34. GENERAL PROVISIONS: The following provisions shall form a part of this Agreement:

a.	BUYER and SELLER acknowledge that they have contributed to the language of this Agreement and have had the full opportunity to review and comment on this Agreement. Consequently, BUYER and SELLER agree and understand that there shall be no presumption that the Agreement language be construed against or in favor of any of the parties to this Agreement.

b.	When used in this instrument, unless this Agreement requires otherwise, words importing the masculine gender include the feminine, words importing the singular number include the plural, and words importing the plural number include singular.

c.	The covenants and agreements herein contained shall extend to and be binding upon the heirs, devisees, personal representatives, successors, and assigns of the respective parties, and that time is of the essence of this Agreement.

d.	In the event of any of the provisions or portions of this Agreement are held to be unenforceable of invalid by any court of competent jurisdiction, the validity of the remaining portions and provision shall not be affected and thereby held to be enforceable and valid.

e.	The terms of this Agreement shall survive the closing and shall bind and inure to the benefit of the successors, assigns, personal representative, heirs, and legatees of the parties.

f.	The law of the State of Illinois shall govern this Agreement. Jurisdiction and venue for any action brought under the terms of this Agreement or arising from this Agreement shall be in the Circuit Court in Tazewell County, Illinois.

g.	The party prevailing in any proceeding shall be entitled to recover from the nonprevailing party, in addition to any damages the prevailing party may have been awarded, all reasonable expenses that the prevailing party may have incurred in connection with such proceeding, including accounting fees, attorneys’ fees and expert witnesses’ fees. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR IN ANY WAY PERTAINING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER NOW OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. ANY PARTY MAY FILE A COPY OF THIS SECTION 34(g) WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED AGREEMENT BETWEEN THE PARTIES TO IRREVOCABLY WAIVE TRIAL BY JURY, AND THAT ANY PROCEEDING OR ACTION WHATSOEVER BETWEEN THE PARTIES RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A TRIAL.

h.	The parties may execute this Agreement in one or more counterparts each of which shall be in original or all of which constitutes one and the same agreement.

i.	Time is of the essence in the performance and observance of each and every term, covenant, and condition of this Agreement.

j.	This Agreement is the entire agreement between the parties with respect to the subject matter hereof, and terminates and supersedes all prior understandings or agreements.

k.	No modification to this Agreement shall be valid or binding unless the same is in writing and executed by the parties hereto.

l.	Any notices or demands hereunder shall be in writing and shall be served as follows:

1) By personal delivery, or

2) By regular mail to SELLER or BUYER, with a copy to their respective attorneys, at the address provided hereon. In the event said notice is mailed, the time of service of such notice shall be deemed to be the time of delivery of said notice in the United States Post Office.

3) By electronic mail to SELLER or BUYER, with a copy to their respective attorneys at the address provided hereon.

4) Mailing and emailing addresses may be updated by the SELLER or BUYER by providing notice to the other party as provided herein. Such notice shall be effective as of the dated stated thereon, or if no dated is stated thereon, as of the date of receipt.

 (Signature page to follow)

IN WITNESS WHEREOF, the parties have hereunto set their hands, the day and year written below. The date of this Agreement shall be the date last signed.

ASSET SELLER: Autumn Accolade, Inc.	BUYER: Assisted 4 Living, Inc.

DATE:	10/1/2021	DATE:	10/1/2021
By:	/s/ Deborah S. Penn	By:	/s/ Louis Collier
Its	President	Its	CEO

PRINT NAME:	Deborah S. Penn	PRINT NAME:	Louis Collier

RE SELLER:

DATE:	10/1/2021

/s/ Deborah S. Penn
DEBORAH S. PENN as Trustee under the provisions of a Trust Agreement dated October 8, 2012, and known as the DENTON M. PENN JR. TRUST, as to an undivided one-half interest

/s/ Deborah S. Penn
DEBORAH S. PENN, as Trustee under the provisions of a Trust Agreement dated October 8, 2012, and known as the DEBORAH S. PENN TRUST, as to an undivided one-half interest

ADDENDUM “A”

BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT

This Bill of Sale, Assignment and Assumption Agreement (the “Agreement”) is made and entered into as of the [●] day of [●], 2021 (the “Effective Date”), by and between AUTUMN ACCOLADE, INC. (“Assignor”) and [●] (“Assignee”). All capitalized terms used in this Agreement without definition have the meanings given to them in the APA (as defined below).

RECITALS

WHEREAS, Assignor and Assignee are parties to that Agreement for the Purchase and Sale of Business, Assets and Real Estate, dated as of [●], 2021 (the “APA”), pursuant to which (i) Assignee is acquiring certain Assets from Assignor, and (ii) Assignee is assuming certain contracts, on the terms and conditions set forth therein.

AGREEMENT

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Transfer of Transferred Assets. For the consideration set forth in the APA and other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, Assignor hereby sells, transfers, assigns, conveys, grants and delivers to Assignee, free and clear of any encumbrances, effective as of the date hereof, all of Assignor’s right, title and interest in and to the Assets TO HAVE AND TO HOLD the same unto Assignee, its successors and assigns forever.

Section 2. Assignment and Assumption. Effective as of the date hereof, Assignor hereby conveys, delivers and assigns to Assignee, its successors and assigns, and Assignee hereby accepts, assumes and agrees to pay, perform and discharge when due, the obligations or liabilities under the contracts set forth on Exhibit A solely to the extent arising after the closing, except as to any transfer fee payable by Assignee, and excluding any liability arising out of a breach thereof or a violation of law prior to closing or any other matter subject to indemnification by Assignee under the APA.

Section 3. Terms of the APA. The terms of the APA, including but not limited to Assignor’s and Assignee’s representations, warranties, covenants, agreements and indemnities relating to the Assets, are incorporated herein by this reference. Assignor and Assignee acknowledge and agree that the representations, warranties, covenants, agreements and indemnities contained in the APA will not be superseded hereby but will remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the APA and the terms hereof, the terms of the APA shall govern.

Section 4. Further Actions. Each of the parties covenants and agrees, at its own expense, to execute and deliver, at the request of the other party hereto, such further instruments of transfer and assignment and to take such other action as such other party may reasonably request to more effectively consummate the transactions contemplated by this Agreement.

Section 5. Governing Law. This Agreement will be governed by and construed under the laws of the State of Illinois without regard to conflicts of laws principles that would require the application of any other law.

Section 6. Successors and Assigns. This Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right under or with respect to this Agreement or any provision of this Agreement, except such rights as will inure to a successor or permitted assignee pursuant to this Section 6.

Section 7. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile, or by .pdf or similar imaging transmission, will constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile, or by .pdf or similar imaging transmission, will be deemed to be their original signatures for any purpose whatsoever.

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IN WITNESS WHEREOF, the parties have executed this Bill of Sale, Assignment and Assumption Agreement effective as of the date first above written.

ASSIGNEE:

By:
Name:
Title:

ASSIGNOR:

AUTUMN ACCOLADE, INC.

By:
Name:
Title:

ADDENDUM “B”

ASSETS

ADDENDUM “C”

RESIDENCY AGREEMENT AND RENT ROLL

ADDENDUM “D”

NON-COMPETE AGREEMENT

The terms herein are defined by the AGREEMENT FOR THE PURCHASE AND SALE OF BUSINESS ASSETS LOCATED AT 13516 TOWNLINE RD., GREEN VALLEY, ILLINOIS by and between Autumn Accolade, Inc. and Assisted 4 Living, Inc. and the other parties thereto.

For good and valuable consideration, the receipt of which is hereby acknowledged, Autumn Accolade, Inc., and DEBORAH S. PENN (herein referred to collectively as “Seller”) hereby agree not to directly or indirectly compete with Assisted 4 Living, Inc. (herein, “Buyer”) as follows:

Without the prior written consent of BUYER, SELLER shall not engage directly or indirectly in the business of an assisted living residential facility or other business substantially similar to the business Seller was previously engaged in at 13516 Townline Rd., Green Valley, Illinois (herein, “Premises”). Engaging in such a business includes, but is not limited to owning, managing, operating, consulting, volunteering or obtaining any employment whatsoever.

SELLER shall not disparage, discredit or otherwise adversely criticize, or engage in any act, directly or indirectly, not compelled by law, which may tend to bring disparagement, disrepute, ridicule or scorn upon BUYER, Autumn Accolade, BUYER’S business or operations or any of its agents, employees or principals.

SELLER cannot use confidential business process information of the business, such as customer or resident lists, rent rolls and trade secrets, or share such information and secrets with others. SELLER agrees to retain said information as confidential and not to use said information on its own behalf or disclose same to any third party. The SELLER also agrees to take reasonable security measures to prevent accidental disclosure.

This non-compete agreement shall cover a 20 mile radius surrounding the Premises. This non-compete agreement shall be in full force and effect for 36 months from the date of execution of this Agreement, except as provided herein.

SELLER expressly acknowledges that this Agreement is reasonable and valid in all respects and irrevocably waive (and irrevocably agree not to raise) as a defense any issue of reasonableness in any proceeding to enforce any provision of this Agreement, the express intention of the parties being to provide for the legitimate and reasonable protection of the interests of BUYER by enforcement of this Agreement as written.

It is expressly understood and agreed that, although each of the parties hereto consider the restrictions contained herein to be reasonable, if at any time a court or other tribunal of competent jurisdiction finally determines or adjudicates that any portion of such restrictions is unenforceable by reason of it extending for too great of a period of time or over too great of a geographical area or by reason of it being too extensive in any other respect, then such covenants and this Agreement shall not be rendered void but such covenants shall be deemed amended to apply as to such maximum period of time, maximum geographical area, or maximum extent in all other respects, as the case may be, as such court may judicially determine or adjudicate to be enforceable. Alternatively, if any court or other tribunal of competent jurisdiction finally determines or adjudicates that any portion of such restrictions is unenforceable, and such restriction cannot be amended pursuant to the preceding sentence so as to make such restriction enforceable, such judicial determination or adjudication shall not affect the enforceability of any other provision of this Agreement.

SELLER acknowledges and agrees that BUYER would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of or default under this Agreement by SELLER could not be adequately compensated by monetary damages. Accordingly, SELLER acknowledges and agrees that BUYER shall be entitled to equitable relief, without proof of actual damages, including an injunction or injunctions or orders for specific performance to prevent breaches of or defaults under this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which BUYER is entitled by applicable laws or in equity as a remedy for any such breach or threatened breach or default or threatened default.

This Agreement shall be binding upon and inure to the benefit of the parties, their successors, assigns, and personal representatives. This Agreement shall be governed by the law of the State of Illinois and venue on any action brought hereunder shall be in the Circuit Court in Tazewell County, Illinois.

Dated this ____ day of ________________________________, 2021.

SELLER: Autumn Accolade, Inc.

By
Its President

DEBORAH S. PENN

BUYER: [____________]

By:

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